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Exhibit 23.4

Consent of Independent Auditors

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Communications Sales & Leasing, Inc. of our report dated March 2, 2016, with respect to the consolidated balance sheets of PEG Bandwidth, LLC and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in redeemable equity and members' deficit, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Current Report on Form 8-K of Communications Sales & Leasing, Inc. dated May 4, 2016.

/s/ KPMG LLP
Philadelphia, Pennsylvania
June 15, 2016

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  Exhibit 23.4
Consent of Independent Auditors